UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2014

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33480 (Commission File Number)	33-0968580 (IRS Employer Identification No.)

4675 MacArthur Court, Suite 800, Newport Beach, California	92660
(Address of Principal Executive Offices)	Zip Code

(949) 437-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)                                 On January 30, 2014, our board of directors, upon the recommendation of our nominating and corporate governance committee, appointed Stephen Scully to our board of directors.  The board of directors has determined that Mr. Scully qualifies as independent under the independence standards set forth in Nasdaq Marketplace Rule 5605(a)(2). At this time, Mr. Scully has not been named to any committee of the Board of Directors.

Mr. Scully, 54, was founder and president of the Scully Companies, a California based truck leasing and specialized contract carriage provider. He started the company immediately after graduating from college in 1981 and subsequently sold it to Ryder System in 2011. The Scully Companies was the largest independent asset based logistics provider in the western U.S. Mr. Scully is a past chairman and director of the National Truck Leasing System, board member of the Truck Rental and Leasing Association, board member of Ameriquest Transportation and Logistics Resources and member of the California Trucking Association.

Mr. Scully’s compensation for his services as a director will be consistent with that of our other non-employee directors, as described in our definitive proxy statement filed on March 28, 2013.  Other than the standard compensation arrangements, there are no arrangements or understandings between Mr. Scully and any other persons pursuant to which Mr. Scully was selected as a director.  Mr. Scully is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

On January 31, 2014, we issued a press release announcing the appointment of Mr. Scully to our board of directors. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                           Exhibits

99.1                                  Press release dated January 31, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2014		Clean Energy Fuels Corp.

	By:	/s/ Richard R. Wheeler
Name: Richard R. Wheeler
Title: Chief Financial Officer